UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: November 21, 2016

(Date of earliest event reported)

Golden Queen Mining Co. Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-21777

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

#2300 – 1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X2

(Address of principal executive offices, including zip code)

(778) 373-1557

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements

On November 21, 2016, Golden Queen Mining Co. Ltd. (“Golden Queen”), entered into a Second Amended and Restated Term Loan Agreement (the “Second Amended Loan Agreement”) with THE LANDON T. CLAY 2009 IRREVOCABLE TRUST DATED MARCH 6, 2009 (“LTC Lender”), EHT, LLC (“EHT Lender”), and THE CLAY FAMILY 2009 IRREVOCABLE TRUST DATED APRIL 14, 2009 (“CFT Lender” and, together with LTC Lender and EHT Lender , the “Lenders”) to secure a new term loan facility (the “Loan”) in the amount of US$31,000,000. The Lenders are affiliated with the Clay family, a shareholder group which collectively owns approximately 26.50% of the issued and outstanding shares of Golden Queen (the “Clay Family”) before exercise of share purchase warrants held by them. Investment vehicles managed by Thomas M. Clay, Chief Executive Officer and a director of the Company, funded US$23.25 million of the Loan, with the remainder being funded by the other Lenders.

The Second Amended Loan Agreement amends and restates that certain Amended and Restated Term Loan Agreement dated June 8, 2015 (the “Loan Agreement”) among Golden Queen, LTC Lender, EHT Lender, Harris Clay, and CFT Lender, pursuant to which the original principal amount under a certain Term Loan Agreement dated December 31, 2014 was increased to US$37,500,000 and the term of the loan was extended to December 8, 2016 (the “June 2015 Loan”). Harris Clay subsequently assigned his interest in the Loan Agreement and related documents to EHT, LLC.

Pursuant to the Second Amended Loan Agreement, Golden Queen will make a partial prepayment of the June 2015 Loan to reduce the outstanding principal balance thereof to US$31,000,000. In consideration for the partial repayment of June 2015 Loan, the Lenders have agreed to waive the prepayment fee pursuant to a Waiver of Prepayment Fee.

Golden Queen issued three promissory notes in the principal amounts of US$18,497,700 (LTC Lender), US$7,750,000 (EHT Lender), US$4,752,300 (CFT Lender), each due May 21, 2019, with an annual interest rate of 8%, payable quarterly on the first business day of each quarter and commencing on January 1, 2017. For interest payments due in calendar year 2017, Golden Queen may elect, by notice to the Lenders prior to the due date for payment of interest, to pay interest in kind by adding such interest payment to the unpaid principal balance outstanding under the Loan, provided, that the total amount of interest so added to the principal balance of the Loan will be due and payable in full on January 1, 2018. Golden Queen will use the net proceeds of the Loan to make a partial prepayment of the June 2015 Loan. The balance of the prior loan will be repaid from available cash on hand.

Golden Queen paid the Lenders a closing fee of US$930,000. The Second Amended Loan Agreement contains customary representations, warranties and covenants.

The Loan is guaranteed by the subsidiaries of Golden Queen, under the terms of an amended and restated Guaranty dated June 8, 2015 (the “Guaranty”), and secured by a pledge of Golden Queen’s interests in its subsidiaries and Golden Queen Mining Holdings, Inc.’s 50% interest in Golden Queen Mining Company, LLC (“GQ California”), under the terms and conditions of an Amended and Restated Pledge Agreement, dated June 8, 2015 (the “Pledge Agreement”). GQ California is a 50%/50% joint venture formed with Gauss LLC to develop the Soledad Mountain Project. The Clay Family controls a 32.5% interest in Gauss LLC and Leucadia National Corporation indirectly controls a 67.5% interest in Gauss LLC.

Under the terms of the Second Amended Loan Agreement, Golden Queen was required, among other items, to provide a Reaffirmation of Guaranty and Pledge Agreement (the “Reaffirmation”) pursuant to which all the terms and conditions of the Guaranty and Pledge Agreement were reaffirmed, after giving effect to the Second Amended Loan Agreement.

Golden Queen also issued warrants to the Lenders, exercisable to acquire 8,000,000 common shares of Golden Queen at an exercise price of US$0.85 per common share, subject to certain adjustments (the “Warrants”). The common shares issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued pursuant to exemptions from such registration requirements.

Under the terms of the Second Amended Loan Agreement, Golden Queen entered into an amended and restated indemnity agreement with certain members of the Clay Family (the “Amended Indemnity Agreement”), under which Golden Queen agreed to indemnify certain members of the Clay Family for certain indemnifiable expenses arising out of proceedings related to (a) the making or failure to make a filing under Section 16 of the Securities Exchange Act, as amended; (b) the beneficial ownership of Golden Queen securities or (c) transactions with respect to Golden Queen securities occurring prior to May 21, 2019.

Copies of the Second Amended Loan Agreement, form of Warrants, and Amended Indemnity Agreement are filed as exhibits to this Form 8-K and incorporated herein by reference. The description of the Second Amended Loan Agreement, form of Warrants, and Amended Indemnity Agreement is a summary of the terms of such agreements, and is qualified in its entirety by reference to the text of these agreements or instruments.

Item 2.03.	Creation of a Direct Financial Obligation.

The description of the terms and conditions of the Second Amended Loan Agreement are contained in Item 1.01 on this Form 8-K are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the closing of the transactions contemplated under the Second Amended Loan Agreement, Golden Queen issued warrants to the Lenders, exercisable to acquire 8,000,000 common shares of Golden Queen. Neither the Warrants nor the common shares issuable upon exercise of the warrants have been registered under the Securities Act, and will be issued pursuant to exemptions from such registration requirements available under Section 4(a)(2) of the Securities Act. Each of the Lenders is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Second Amended Term Loan Agreement
10.2	Form of Warrants
10.3	Amended Indemnity Agreement

* Furnished to not filed with the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN QUEEN MINING CO. LTD.
Date: November 21, 2016

	By:	/s/ Brenda Dayton
Brenda Dayton
Corporate Secretary